SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.
                                  20549



                                 Form 8-K




          Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934



               Date of Report      January 6, 1997



               Registrant;
Commission     State of Incorporation          IRS Employer
File No.       Address and Telephone No.     Identification No.


1-9760         Atlantic Energy, Inc.              22-2871471
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4500



1-3559         Atlantic City Electric Company     21-0398280
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4100

Item 5.   Other Events

     The following information updates certain matters previously reported under Part I, Item 1- Business of the Annual Report on Form 10-K for the year ended December 31, 1995 for Atlantic Energy, Inc. and Atlantic City Electric Company, as amended and supplemented by Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and Current Reports on Form 8-K dated May 29, 1996, June 26, 1996, July 25, 1996 and October 22, 1996.

     Atlantic City Electric Company ("ACE") is an owner of 7.41% of Salem Nuclear Generating Station Units 1 and 2 ("Salem"), which are operated by Public Service Electric & Gas Co. ("PS"). As previously reported, Salem Units 1 and 2 (the "Salem Units") have been out of service since May 16, 1995 and June 7, 1995, respectively. The Salem units represent 164,000 kilowatts of ACE's total installed capacity of 2,351,700 kilowatts.

     ACE has entered into a Stipulation Agreement ("Agreement") with PS in its capacity as operator of Salem for the purpose of limiting ACE's exposure to operation and maintenance ("O&M") expenses for Salem to be incurred during calendar year 1997. PS has budgeted $293.9 million for 1997 Salem O&M expense, of which ACE's 7.41% share approximates $21.8 million.

     Pursuant to the terms of the Agreement, ACE will pay to PS $10.0 million of O&M expense as a fixed charge to be payable in twelve equal installments commencing February 1, 1997. The ability of PS to receive payment from ACE of any additional contribution for 1997 Salem O&M expense, up to ACE's 7.41% share of $293.9 million, is performance-based and directly related to the return of the Salem Units to full service on July 1, 1997 and January 1, 1997, respectively (the "Return to Service Dates"), and the operation of the Salem Units, after such Return to Service Dates, at a capacity factor of 80% or greater. During the past 10 years, the average annual capacity factor for Salem Unit 1 has been 68.1% and for Salem Unit 2, has been 61.1%. In the last year of operation prior to the current Salem shutdown
(1994) the operating capacity factor for Salem Unit 1 was 59.3% and for Salem Unit 2 was 57.8%.

     For example, under the Agreement, if Salem Unit 1 returns to full service on July 1, 1997 and operates at an 80% capacity factor for the remainder of 1997 and Salem Unit 2 returns to service on January 1, 1997 and operates at an 80% capacity factor for the remainder of 1997, PS will receive from ACE an additional $11.8 million, or $21.8 million in total, representing ACE's 7.41% share of the budgeted 1997 Salem O&M of $293.9 million.
Conversely, if neither of the Salem Units returns to service during calendar year 1997, ACE would not pay to PS any additional
1997 O&M expense in excess of the $10.0 million fixed charge.  If
PS returns both Salem Units to full service on the Return to Service Dates and operates in excess of 80% capacity factor during 1997; or, if PS returns both Salem Units to full service in advance of the Return to Service Dates and operates at or in excess of 80% capacity factor, PS has the opportunity to receive, $21.8 million, representing ACE's 7.41% of the 1997 Salem O&M expense, plus an additional amount, which would not be expected to exceed $2.5 million, based upon current Return to Service
Dates. To the extent ACE derives a savings against 1997 O&M expenditures, those savings will offset replacement power costs incurred due to the unavailability of the Salem Units.

     In the event PS exceeds the 1997 Salem O&M budget of $293.9 million, ACE will not be responsible for its 7.41% share of such excess O&M costs unless (i) the excess O&M is directly attributable to requirements imposed by the Nuclear Regulatory Commission or other governmental agencies having jurisdiction over the Salem Units, (ii) notice from the Commission or agency is received by PS after the effective date of the Agreement (12/31/96) and (iii) the notice in generically applied to all similar nuclear plants. Certain other extraordinary events giving rise to additional O&M expenses have also been excluded from the Agreement. Otherwise, ACE shall have no responsibility for such excess O&M costs incurred at Salem during 1997.

     In exchange for this Agreement, ACE has agreed to dismiss the litigation currently pending in the New Jersey Superior Court, Atlantic County, in Docket No. ATL-L-773-96 captioned Atlantic City Electric Company v. Public Service Electric & Gas Company.

     This Agreement applies only to calendar year 1997 and does not apply to any damages incurred by ACE which may continue beyond or be incurred after December 31, 1997; and does not apply to any capital expenditures during 1997 or thereafter which, in each instance, will continue to be governed by the terms and conditions of the Salem Owners Agreement and the rights and obligations of ACE and PS at law or in equity.

     ACE believes that the certainty around responsibility for 1997 Salem O&M expenses and the resolution of the litigation is in the best interest of ACE and its customers.

     On December 31, 1996, the New Jersey Board of Public Utilities ("BPU") issued an Order approving a stipulation of settlement among ACE, the New Jersey Division of the Ratepayer Advocate, and the Staff of the BPU relating to the BPU investigation into the continuing outage of Salem Units 1 and 2. On December 19, 1996, the BPU entered an Order approving two additional stipulations of settlement among ACE, the New Jersey Division of the Ratepayer Advocate and the Staff of the BPU relating to (i) the generic proceeding regarding recovery of capacity costs associated with electric utility power purchases and (ii) a 1994 Salem outage. As a result of the BPU Orders approving these stipulations, ACE will provide credits to customers during January and February 1997, totaling $13.0 million. ACE has recorded these charges against third quarter 1996 income.

                             *****************

                                 SIGNATURE

            Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         Atlantic Energy, Inc.
                         Atlantic City Electric Company
                                  (Registrant)

                                By:    /s/ J. E. Franklin II
                                       J. E. Franklin II
                         Vice President, Secretary and
                         General Counsel of Atlantic Energy, Inc.
                         Senior Vice President, Secretary and
                         General Counsel of Atlantic City
                         Electric Company


Date: January 6, 1997